                            STOCK PURCHASE AGREEMENT


                                  by and among


                         HORIZON MEDICAL PRODUCTS, INC.

                                 STEVEN PICHENY

                                  HOWARD FUCHS

                                 CHRISTINE SELBY

                                       and

                               STEPIC CORPORATION




                             As of October 15, 1998

                                TABLE OF CONTENTS


ARTICLE 1.        PURCHASE AND SALE OF STEPIC STOCK
                  Section 1.1.      Purchase and Sale of Stepic Stock.............................................1
                  Section 1.2.      Purchase Price................................................................1
                  Section 1.3.      Adjustment of Purchase Price..................................................2
                  Section 1.4.      Definitions...................................................................5
                  Section 1.5.      Security......................................................................6
                  Section 1.6.      Interest......................................................................6
                  Section 1.7.      Method of Payment.............................................................7
                  Section 1.8.      Apportionment of Purchase Price...............................................7

ARTICLE 2.        REPRESENTATIONS AND WARRANTIES OF THE
                  STEPIC SHAREHOLDERS
                  Section 2.1.      Power and Authority...........................................................7
                  Section 2.2.      Ownership of the Shares.......................................................8
                  Section 2.3.      Absence of Other Claims.......................................................8

ARTICLE 3.        REPRESENTATIONS AND WARRANTIES OF STEPIC
                  AND THE STEPIC SHAREHOLDERS
                  Section 3.1.      Organization..................................................................9
                  Section 3.2.      Authorization.................................................................9
                  Section 3.3.      Absence of Restrictions and Conflicts.........................................9
                  Section 3.4.      Capitalization...............................................................10
                  Section 3.5.      Financial Statements.........................................................10
                  Section 3.6.      No Undisclosed Liabilities...................................................11
                  Section 3.7.      Absence of Certain Changes...................................................11
                  Section 3.8.      Legal Proceedings............................................................12
                  Section 3.9.      Compliance with Law..........................................................12
                  Section 3.10.     Stepic Material Contracts....................................................13
                  Section 3.11.     Tax Returns; Taxes...........................................................14
                  Section 3.12.     Officers, Directors and Employees............................................15
                  Section 3.13.     Employee Benefit Plans.......................................................15
                  Section 3.14.     Labor Relations..............................................................17
                  Section 3.15.     Insurance....................................................................17
                  Section 3.16.     Software, Patents, Trademarks, Trade Names...................................18
                  Section 3.17.     Subsidiaries.................................................................18
                  Section 3.18.     Transactions with Affiliates.................................................18
                  Section 3.19.     Brokers, Finders and Investment Bankers......................................18
                  Section 3.20.     Year 2000 Performance and Compatibility......................................19
                  Section 3.21.     Accounts Receivable..........................................................19
                  Section 3.22.     Property.....................................................................19

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
                  Section 3.23.     Assets.......................................................................20
                  Section 3.24.     Disclosure...................................................................20

ARTICLE 4.        REPRESENTATIONS AND WARRANTIES OF PURCHASER
                  Section 4.1.      Organization.................................................................20
                  Section 4.2.      Authorization................................................................20
                  Section 4.3.      Absence of Restrictions and Conflicts........................................20
                  Section 4.4.      Disclosure...................................................................21

ARTICLE 5.        CERTAIN COVENANTS AND AGREEMENTS
                  Section 5.1.      Conduct of Business by Stepic................................................21
                  Section 5.2.      Efforts; Further Assurances; Cooperation.....................................22
                  Section 5.3.      Public Announcements.........................................................24
                  Section 5.4.      Books and Records............................................................24
                  Section 5.5.      Transition Services..........................................................24
                  Section 5.6.      Section 338(h)(10) Election..................................................24
                  Section 5.7.      Further Assurances...........................................................24
                  Section 5.8.      Noncompetition Agreements....................................................25
                  Section 5.9.      Products Liability Insurance.................................................25
                  Section 5.10.     Purchaser Covenant...........................................................25

ARTICLE 6.        CONDITIONS
                  Section 6.1.      Closing......................................................................25
                  Section 6.2.      Conditions to Each Party's Obligations.......................................25
                  Section 6.3.      Conditions to Obligations of Purchaser.......................................25
                  Section 6.4.      Conditions to Obligations of Stepic..........................................26

ARTICLE 7.        TERMINATION
                  Section 7.1.      Termination and Abandonment..................................................28
                  Section 7.2.      Specific Performance and Other Remedies......................................28
                  Section 7.3.      Effect of Termination........................................................28

ARTICLE 8.        INDEMNIFICATION
                  Section 8.1.      Indemnification Obligations of Stepic Shareholders...........................29
                  Section 8.2.      Indemnification Obligations of Purchaser.....................................30
                  Section 8.3.      Indemnification Procedure....................................................30
                  Section 8.4.      Claims Period................................................................31
                  Section 8.5.      Liability Limits.............................................................32
                  Section 8.6.      Disputes.....................................................................32
                  Section 8.7.      Jurisdiction and Forum.......................................................33



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
ARTICLE 9.        MISCELLANEOUS PROVISIONS
                  Section 9.1.      Notices......................................................................34
                  Section 9.2.      Disclosure Letters and Exhibits..............................................36
                  Section 9.3.      Computation of Time..........................................................36
                  Section 9.4.      Assignment; Successors in Interest...........................................36
                  Section 9.5.      Investigations; Representations and Warranties...............................36
                  Section 9.6.      Number; Gender...............................................................37
                  Section 9.7.      Captions.....................................................................37
                  Section 9.8.      Stepic Executives; Knowledge.................................................37
                  Section 9.9.      Controlling Law; Integration; Amendment......................................37
                  Section 9.10.     Severability.................................................................37
                  Section 9.11.     Counterparts.................................................................38
                  Section 9.12.     Enforcement of Certain Rights................................................38
                  Section 9.13.     Waiver.......................................................................38
                  Section 9.14.     Fees and Expenses............................................................38
                  Section 9.15.     Best Efforts.................................................................39
                  Section 9.16.     Non-Stepic Assets............................................................39


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List of Exhibits

Exhibit 1.3(a)             Form of Letter of Credit
Exhibit 5.5                Form of Transition Agreement
Exhibit 5.8                Form of Noncompetition Agreements for Sales Representatives
Exhibit 6.3(c)             Form of Opinion of Stepic's Counsel
Exhibit 6.3(h)             Form of Employment Agreements for Picheny, Fuchs and Selby
Exhibit 6.4(c)             Form of Opinion of Purchaser's Counsel

Schedule 5.6               Allocation Schedule



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                            STOCK PURCHASE AGREEMENT


         THIS AGREEMENT, dated as of, and effective as of October 15, 1998 (the "Agreement"), by and among HORIZON MEDICAL PRODUCTS, INC., a Georgia corporation, ("Purchaser"), STEPIC CORPORATION, a New York corporation ("Stepic"), and the shareholders of Stepic listed on the signature page hereto (collectively, the "Stepic Shareholders").


                              W I T N E S S E T H:


         WHEREAS, the Stepic Shareholders own 100% of the issued and outstanding capital stock of Stepic, no par value per share (the "Stepic Stock");

         WHEREAS, the Stepic Shareholders desire to sell to Purchaser, and Purchaser desires to buy from the Stepic Shareholders, all of the Stepic Stock in accordance with the terms and conditions hereof;

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:


                                   ARTICLE 1.

                        PURCHASE AND SALE OF STEPIC STOCK

         Section 1.1. Purchase and Sale of Stepic Stock. Upon the terms and subject to the conditions of this Agreement, Purchaser agrees to purchase from the Stepic Shareholders, and each of the Stepic Shareholders agrees to sell, transfer, assign and deliver to Purchaser, on the date hereof, all of its right, title and interest in and to the Stepic Stock owned by such Stepic Shareholder, free and clear of all Liens (as defined in Section 2.2 hereof), and with no defects of title whatsoever. The number and class of shares of Stepic Stock owned by each Stepic Shareholder is set forth in Section 2.2(a) of the Stepic Disclosure Letter.

         Section 1.2. Purchase Price. Subject to the adjustments described in
Section 1.3 hereof, the aggregate purchase price for all of the Stepic Stock (the "Purchase Price") shall be $20,000,000, payable in cash in accordance with the following schedule:

                  (a) $8,000,000 payable at the Closing (as defined in Section
         6.1 hereof), subject to the reduction provided in Section 1.3(a) hereof (the "Closing Payment");

                  (b) $4,000,000 payable within 60 days after the first anniversary of the Closing Date (as defined in Section 6.1 hereof) (the "First Anniversary Date"), subject to the reduction provided in Section 1.3(b) hereof and any acceleration pursuant to Section 1.3(d) hereof (the "First Anniversary Payment");

                  (c) $4,000,000 payable within 60 days after the second anniversary of the Closing Date (the "Second Anniversary Date"), subject to the reduction provided in Section 1.3(b) hereof and any acceleration pursuant to Section 1.3(d) hereof (the "Second Anniversary Payment"); and

                  (d) $4,000,000 payable within 60 days after the third anniversary of the Closing Date (the "Third Anniversary Date," each of the First Anniversary Date, the Second Anniversary Date and the Third Anniversary Date, an "Anniversary Date"), subject to Section 1.3(d) hereof, and to the reduction provided in Section 1.3(b) hereof and any acceleration pursuant to Section 1.3(d) hereof (the "Third Anniversary Payment").

         Section 1.3. Adjustment of Purchase Price. Notwithstanding the foregoing, each of the payments of the Purchase Price described above shall be subject to the following reductions and adjustments:

                           (a) (i) Within 45 days of the Closing Date, Stepic shall deliver to Purchaser a balance sheet (the "Closing Balance Sheet") of Stepic as of the Closing Date. The Closing Balance Sheet shall be audited, at Purchaser's expense, by the accounting firm of Chassin Levine Rosen & Company. If retained earnings reflected on the Closing Balance Sheet are less than $1,577,000, the Stepic Shareholders shall pay to Stepic the amount by which retained earnings is less than $1,577,000. If retained earnings reflected on the Closing Balance Sheet are greater than $1,577,000, then Stepic shall pay Stepic Shareholders the amount by which retained earnings exceeds $1,577,000.

                                    (ii) If Purchaser disagrees with the Closing
                  Balance Sheet, it shall, within 30 days after receipt of the Closing Balance Sheet, give written notice ("Purchaser's Objection") to the Stepic Shareholders setting forth the basis of Purchaser's Objection in reasonable detail and, to the extent practicable, the adjustments to the Closing Balance Sheet which Purchaser believes should be made. Failure to so notify the Stepic Shareholders shall constitute acceptance and approval of the Closing Balance Sheet. If the Stepic Shareholders agree that any change proposed by Purchaser is appropriate, the change shall be made to the Closing Balance Sheet. If the proposed change is in dispute by the Stepic Shareholders, then Purchaser and the Stepic Shareholders shall negotiate in good faith to resolve such dispute as expeditiously as possible. If, after a period of 30 days following the date on which Purchaser gives Stepic Shareholders notice of

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



                  any proposed change, any such proposed change still remains disputed, then a major accounting firm mutually acceptable to Purchaser and Stepic Shareholders (the "Accounting Firm") shall be engaged to resolve any remaining disputes. If the Stepic Shareholders and Purchaser fail to reach agreement on the Accounting Firm, then each party shall appoint an expert and the two experts shall select the Accounting Firm. The Accounting Firm shall determine, based solely on independent review of material it deems appropriate, only those issues still in dispute. The Accounting Firm's determination shall be made within 30 days following the date on which the dispute is submitted and shall be final, binding and conclusive. The fees and any expenses of the Accounting Firm shall be shared equally by the Stepic Shareholders and Purchaser.

                                    (iii) Once the Accounting Firm makes a final
                  determination of retained earnings, any amount due under this
                  Section 1.3(a) shall be remitted to the appropriate party along with interest on such amount from the Closing Date to the payment date calculated at a rate equal to the prime rate (Chase Manhattan Bank) less 1%.

                  (b) Subject to the provisions of subsection (c) of this
         Section 1.3, the First Anniversary Payment, the Second Anniversary Payment and the Third Anniversary Payment will be reduced and adjusted as follows:

                           (i) If Stepic's EBITDA (as hereinafter defined) for
                  Year 1 (as hereinafter defined) is less than $3,900,000, the First Anniversary Payment shall be reduced by the amount of $1.00 for each $1.00 that Stepic's EBITDA is less than $3,900,000; provided, however that such First Anniversary Payment shall not be reduced below $2,400,000.

                           (ii) If Stepic's EBITDA for Year 2 (as hereinafter
                  defined) is less than $3,900,000, the Second Anniversary Payment shall be reduced by the amount of $1.00 for each $1.00 that Stepic's EBITDA is less than $3,900,000; provided, however that such Second Anniversary Payment shall not be reduced below $2,400,000.

                           (iii) If Stepic's EBITDA for Year 3 (as hereinafter
                  defined) is less than $3,900,000, the Third Anniversary Payment shall be reduced by the amount of $1.00 for each $1.00 that Stepic's EBITDA is less than $3,900,000; provided, however that such Third Anniversary Payment shall not be reduced below $2,400,000.

                  (c) Notwithstanding the foregoing, if Stepic's EBITDA during Year 2 or Year 3 is greater than $3,900,000, the amount of such excess will offset any reduction in Purchase Price resulting from Stepic's EBITDA being below $3,900,000 for any prior or subsequent Year, and will reduce the amount of any reduction in Purchase Price taken in accordance with subsection (b) of this Section
         1.3. For example, if Stepic's EBITDA in Year 1 is $3,500,000 and in Year 2 is $4,400,000, the $400,000 reduction in the First Anniversary Payment taken as a result of the deficit in Year 1 will be recouped in Year 2 up to the amount of the excess in Year 2, and the amount of the Second Anniversary Payment will be $4,500,000. As a further example, if Stepic's EBITDA in Year 1 is $3,500,000, in Year 2 is $3,800,000, and in Year 3 is $4,800,000, the combined deficit of $500,000 in Year 1 and Year 2 will be recouped as a result of the excess in Year 3, and the Third Anniversary Payment will be $4,500,000.

                  (d) Payment of the Second Anniversary Payment and/or the Third Anniversary Payment under Section 1.2(b), 1.2(c) and 1.2(d) above will be accelerated in the event Stepic's EBITDA during Year 1 or Year 2 is greater than $3,900,000, as described below:

                           (i) If Stepic's EBITDA for Year 1 is in excess of
                  $3,900,000, the amount of such excess will be paid together with the First Anniversary Payment of $4,000,000 provided that the total amount paid on the First Anniversary Date shall not exceed $12,000,000. Such excess payment will result first in a reduction in the amount of the Third Anniversary Payment and thereafter a reduction in the Second Anniversary Payment.

                           (ii) If Stepic's EBITDA for Year 2 is in excess of
                  $3,900,000, the amount of such excess will be paid together with the Second Anniversary Payment; provided that the aggregate amount paid in both the First Anniversary Payment and the Second Anniversary Payment shall not exceed $12,000,000.

                           (iii) In the event the First Anniversary Payment
                  and/or the Second Anniversary Payment is in excess of $4,000,000, the Third Anniversary Payment will not exceed the remaining unpaid portion of the aggregate of $12,000,000 owed under Sections 1.2(b), 1.2(c) and 1.2(d) above.

                  (e) Within 30 days after the First Anniversary Date, the Second Anniversary Date and the Third Anniversary Date, Purchaser shall prepare and deliver to Stepic Shareholders a profit and loss statement (a "Profit and Loss Statement") for Stepic (including Stepic's EBITDA) for Year 1, Year 2 and Year 3, respectively. Stepic Shareholders and their accounting firm shall be entitled to review the books, records, work papers and other documents used by Purchaser and its accountants in preparing the Profit and Loss Statements. If Stepic Shareholders disagree with the Profit and Loss Statement, they shall, within 30 days after receipt of such Profit and Loss Statement, give written notice ("Stepic Shareholders' Objection") to Purchaser setting forth in reasonable detail the basis of the Stepic Shareholders' Objection and, to the extent practicable, the adjustments to the Profit and Loss Statement which Stepic Shareholders believe should be made. Failure to so notify Purchaser shall constitute acceptance and approval of the Profit and Loss Statement. If Purchaser agrees that any change proposed by Stepic Shareholders is appropriate, the change shall be made to the Profit and Loss Statement. If the proposed change is in dispute by Purchaser, then Purchaser and Stepic Shareholders shall negotiate in good faith to resolve such dispute as expeditiously as possible. If, after a period of 30 days following the date on which Stepic Shareholders give Purchaser notice of any such proposed change, any such proposed change still remains disputed, then the Accounting Firm (selected in accordance with Section 1.3(a)(iii)) shall be engaged to resolve any remaining disputes. The Accounting Firm shall determine, based solely on independent review of material it deems appropriate, only those issues still in dispute. The Accounting Firm's determination shall be made within thirty (30) days following the date on which the dispute is submitted and shall be final, binding and conclusive. The fees and any expenses of the Accounting Firm shall be shared equally by Stepic Shareholders and Purchaser.

                  (f) Notwithstanding anything herein to the contrary, any amounts payable on the First, Second or Third Anniversary Date that are not being disputed pursuant to Section 1.3(e) or subject to Offset (as hereinafter defined) shall be paid within 60 days of the First, Second or Third Anniversary Date, respectively.

         Section 1.4. Definitions. For purposes of this Article 1, the following terms shall have the following meanings:

                  (a) In the calculation of Stepic's EBITDA for Year 1, Year 2, or Year 3, Stepic will receive credit for (i) the margin on sales of Pall products to customers in the CVS territory (as to Pall, the territory defined in the CVS/Pall agreement) during Year 1, Year 2 or Year 3, as the case may be, excluding sales of Pall products under the existing CVS/Pall agreement prior to the expiration of that agreement on November 13, 1998 and sales of Pall products to existing CVS customers who have agreements with CVS (and approved by Pall) requiring CVS to continue to sell Pall products to such customers after November 13, 1998; (ii) the margin on incremental sales of products in the CVS territory during Year 1, Year 2 or Year 3, as the case may be, excluding sales of Pall products and of Horizon products (both manufactured or distributed by Horizon), with incremental sales being those sales in excess of CVS's sales of such products during the 12 months prior to its acquisition by Horizon; (iii) expense savings achieved in the CVS operations during Year 1, Year 2 or Year 3, as the case may be; (iv) twenty percent (20%) on sales of Horizon products to customers in the CVS territory during Year 1, Year 2, or Year 3, as the case may be, excluding sales of Pall products and Norfolk Medical products; and (v) the distribution margin on incremental sales of Norfolk Medical products in the CVS territory, with incremental sales being those sales in excess of CVS's sales of Norfolk Medical products in the 12 months prior to the acquisition of CVS by Horizon. Margin will be net sales minus cost of sales. Distributor margin will be net sales minus distributor cost as set forth in paragraph 1.4(b) below; however, rebate protection on sales to CVS customers will require approval of Horizon's Management.

                  (b) In connection with the calculation of Stepic's EBITDA for purposes of Section 1.3(b): (i) Purchaser will not charge to Stepic management fees, rent, relocating costs, or moving expenses; (ii) any acquisition of another business by Purchaser will not affect such EBITDA calculation unless written consent is received from Picheny; and
         (iii) with respect to Purchaser products (both manufactured and distributed products) sold by Purchaser to Stepic for resale, Stepic will be charged the lower of (A) product prices that are as favorable as product prices charged by Purchaser to any other Purchaser domestic distributor or (B) product prices presently charged by Purchaser to Stepic.

                  (c) "Stepic's EBITDA" means the earnings of Stepic before interest, taxes, depreciation, and amortization for the applicable period as determined under the generally accepted accounting principles adopted by Purchaser for its consolidated financial statements.

                  (d) "Year 1" means the period beginning November 1, 1998 through October 31, 1999.

                  (e) "Year 2" means the period beginning November 1, 1999 through October 31, 2000.

                  (f) "Year 3" means the period beginning November 1, 2000 through October 31, 2001.

         Section 1.5. Security. As security for the payments of the Purchase Price to be paid pursuant to subsections (b), (c) and (d) of Section 1.2 above, Purchaser shall provide each Stepic Shareholder with a Standby Letter of Credit for such shareholder's share of the Purchase Price in the form attached hereto as Exhibit 1.3(a). Purchaser agrees to use its best efforts to obtain replacement letters of credit with a Bank acceptable to the Stepic Shareholders for those delivered on the Closing Date within 30 days of the Closing Date, and fees and expenses relating to such replacement letters of credit in excess of the fees (2% on the Closing Date) for the letters delivered on the Closing Date shall be borne equally by Purchaser, on the one hand, and Stepic Shareholders on the other hand, provided, that Purchaser shall not be required to incur any such fees or expenses in excess of $36,000.

         Section 1.6. Interest. With respect to the First Anniversary Payment, the Second Anniversary Payment and the Third Anniversary Payment, Purchaser will pay interest on the amount of each unpaid portion of each payment for the period beginning on the day after the First Anniversary Date, the Second Anniversary Date and the Third Anniversary Date, as applicable, and continuing through the date of payment. Interest will be calculated as simple

         Section 1.7. interest on a per annum basis equal to the prime rate (Chase Manhattan Bank) less 1%. Any interest payable hereunder shall be paid on the date of payment of the applicable installment of the Purchase Price.

         Section 1.8. Method of Payment. All payments of cash under this Agreement shall be made by wire transfer of immediately available federal funds to an account designated in writing by the person or entity to receive such payment, or by such other method as is mutually agreed upon by the parties.

         Section 1.9. Apportionment of Purchase Price. The Purchase Price shall be apportioned among Stepic Shareholders in proportion to each Stepic Shareholder's ownership of Stepic Stock as reflected on Schedule 2.2(a) of the Stepic Disclosure Letter (as hereinafter defined).


                                   ARTICLE 2.

                               REPRESENTATIONS AND
                      WARRANTIES OF THE STEPIC SHAREHOLDERS

         With such exceptions as are set forth in a letter (the "Stepic Disclosure Letter") delivered by Stepic to Purchaser prior to the execution hereof, each of the Stepic Shareholders hereby represents and warrants to Purchaser that, as of the date hereof:

         Section 2.1. Power and Authority. Each Stepic Shareholder has the right, power and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Stepic Shareholder and constitutes such Stepic Shareholder's legal, valid and binding obligation, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies. The execution, delivery and performance by each Stepic Shareholder of this Agreement and the consummation of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, statute, rule or regulation to which such Stepic Shareholder is subject, (ii) violate any order, judgment or decree applicable to such Stepic Shareholder, or (iii) violate, conflict with, or result in a breach or default under, or cause the termination of, any term or condition of any court order, trust document, will, agreement, document or other instrument to which such Stepic Shareholder is a party or by which such Stepic Shareholder or such Stepic Shareholder's properties may be bound.

         Section 2.2.      Ownership of the Shares.

                  (a) Each Stepic Shareholder owns good and marketable record and beneficial title to the number of shares of Stepic Stock (as hereinafter defined) set forth beside such Stepic Shareholder's name on
         Section 2.2(a) of the Stepic Disclosure Letter, and such shares of Stepic Stock are (i) validly issued, fully paid and nonassessable, and
         (ii) free and clear of any Liens, with no defects of title whatsoever. Other than the shares of Stepic Stock set forth on Section 2.2(a) of the Stepic Disclosure Letter, no Stepic Shareholder owns any shares of capital stock of Stepic or any other equity security of Stepic, or right of any kind to have any such equity security issued. Upon consummation of the Closing, Purchaser shall have obtained good and marketable title to all shares of Stepic Stock owned by each Stepic Shareholder, free and clear of any Liens, and with no defects of title whatsoever. For purposes of this Agreement, the term "Lien" means any pledge, security interest, lien, charge, equity, claim, option, right of first refusal or other restriction on transfer of any nature whatsoever, or any other encumbrance of any nature whatsoever, including without limitation any mortgage, lease, chattel mortgage, conditional sales contract, collateral security arrangement or other title or interest retention arrangement (other than restrictions on transfer imposed by federal or state securities laws).

                  (b) Each Stepic Shareholder has the exclusive right, power and authority to vote the shares of Stepic Stock owned by such Stepic Shareholder.

                  (c) No Stepic Shareholder is a party to or bound by any agreement affecting or relating to such Stepic Shareholder's right to transfer or vote the shares of Stepic Stock owned by such Stepic Shareholder. Except as set forth in Section 2.2(b) of the Stepic Disclosure Letter, there are no proxies outstanding or powers of attorney granted by any Stepic Shareholder with respect to any shares of Stepic Stock.

         Section 2.3. Absence of Other Claims. There is no legally cognizable claim against or interest in Stepic based on any prior offer, issue, redemption, call, purchase, sale, transfer, negotiation or other transaction of any nature or kind with respect to any capital stock (including shares, offers, options, warrants, or debt convertible into shares, options or warrants) of Stepic or any corporation that has been merged into Stepic, and, to the knowledge of each Stepic Shareholder, no fact or circumstance exists that could give rise to any such claim on behalf of any person.

                                   ARTICLE 3.

                        REPRESENTATIONS AND WARRANTIES OF
                       STEPIC AND THE STEPIC SHAREHOLDERS

         With such exceptions as are set forth in the Stepic Disclosure Letter, each of Stepic and the Stepic Shareholders hereby, severally, proportionate to their Stepic stock ownership, and not jointly, represents and warrants to Purchaser as follows:

         Section 3.1. Organization. Stepic is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Stepic is duly qualified to transact business, and is in good standing, as a foreign corporation in each jurisdiction where the character of its activities requires such qualification, except where the failure to so qualify would not have a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of Stepic. Stepic has heretofore made available to Purchaser accurate and complete copies of the Articles of Incorporation, and Bylaws, as currently in effect, of Stepic, and has made available to Purchaser the minute books and stock transfer records of Stepic.
Section 3.1 of the Stepic Disclosure Letter contains a true and correct list of the jurisdictions in which Stepic is qualified to transact business as a foreign corporation.

         Section 3.2. Authorization. Stepic has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Stepic and the performance by Stepic of its obligations hereunder and the consummation of the transactions provided for herein by Stepic has been duly and validly authorized by all necessary corporate action on the part of Stepic. Stepic's Board of Directors and the Stepic Shareholders have approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the requirements of applicable state and federal law and the Articles of Incorporation and Bylaws of Stepic. This Agreement has been duly executed and delivered by Stepic and constitutes the valid and binding agreement of Stepic, enforceable against Stepic in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

         Section 3.3. Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated by this Agreement and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the Articles of Incorporation or Bylaws of Stepic, (ii) any Material License (as defined in Section 3.9(a) hereof), Stepic Material Contract (as defined in Section 3.10 hereof) or Scheduled Lease (as defined in Section
3.22 hereof), (iii) any judgment, decree or order of any court or governmental authority or agency to which Stepic is a party or by which Stepic or any of its properties is bound, or (iv) any statute, law, regulation or rule applicable to Stepic, so as to have, in the case of subsections (ii) through (iv) above, a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of Stepic. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to Stepic is required in connection with the execution, delivery or performance of this Agreement by Stepic or the consummation of the transactions contemplated by this Agreement by Stepic, the failure of which to obtain would have a material adverse effect upon (x) the assets, liabilities, results of operations, financial condition, business or prospects of the business of Stepic, or (y) the ability of Stepic or the Stepic Shareholders to execute and deliver this Agreement or to consummate the transactions contemplated hereby.

         Section 3.4. Capitalization. The authorized capital stock of Stepic consists of 100 shares of common stock, no par value (the "Stepic Stock"), of which 100 shares are issued and outstanding. All outstanding shares of Stepic Stock are, and when issued were, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights; and all such shares have been issued in compliance with applicable federal and state securities laws. Except as set forth in the preceding sentence, there are no shares of capital stock or other equity interests of Stepic outstanding, and, except as set forth in Section 3.4 of the Stepic Disclosure Letter, there are no outstanding subscriptions, options, warrants or rights to purchase or acquire from Stepic any capital stock or other equity interests of Stepic; there are no existing registration covenants with Stepic with respect to outstanding Stepic Stock; and there are no convertible securities or other contracts, commitments, agreements, understandings, arrangements or restrictions by which Stepic is bound to issue any additional shares of its capital stock or other securities or equity interests. The Stepic Shareholders are the owners of all of the issued and outstanding capital stock of Stepic, free and clear of any Liens with no defects in title whatsoever.

         Section 3.5. Financial Statements. Stepic has delivered (or, in the case of (c) below, will deliver) to Purchaser: (a) the audited balance sheet of Stepic as of December 31, 1997 (the "1997 Balance Sheet") and the related statements of revenues and expenses for the fiscal year then ended; (b) the unaudited balance sheet of Stepic as of August 31, 1998 (the "Interim Balance Sheet") and the related unaudited statements of revenues and expenses for the eight month period then ended which were prepared for internal purposes only; and (c) the Closing Balance Sheet. The 1997 Balance Sheet and related statements of revenues and expenses for the fiscal year then ended and the Closing Balance Sheet are hereinafter collectively referred to as the "Stepic Financial Statements." The Stepic Financial Statements are complete and accurate in all material respects, are consistent with the books and records of Stepic and fairly present the financial position of Stepic as of the dates mentioned and the results of operations, changes in stockholders' equity and cash flows for the periods then ended in conformity with generally accepted accounting principles applied on a consistent basis (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto). The Interim Balance Sheet and the related unaudited statements of revenues and expenses for the eight month period then ended are consistent with the books and records of Stepic and represent the financial position of Stepic as of the date mentioned and the results of operations for the period then ended and were prepared in accordance with Stepic's past practice, but do not contain the required disclosures to conform to generally accepted accounting principles.

         Section 3.6. No Undisclosed Liabilities. Stepic has no liabilities or obligations that are not adequately reflected or provided for in the 1997 Balance Sheet, except liabilities and obligations incurred since the 1997 Balance Sheet Date in the ordinary course of business and consistent with past practices of Stepic.

         Section 3.7. Absence of Certain Changes.

                  (a) Since the 1997 Balance Sheet Date, there has not been (i) any adverse change in the business, financial condition, results of operations or prospects of Stepic, or (ii) any damage, destruction, loss or casualty to property or assets of Stepic, whether or not covered by insurance, which property or assets are material to Stepic.

                  (b) Since the 1997 Balance Sheet Date, there have not been (i) any extraordinary losses suffered by Stepic, (ii) any material assets of Stepic mortgaged, pledged or made subject to any Lien, (iii) any liability or obligation (absolute, accrued or contingent) incurred by Stepic, or any bad debt, contingency or other reserve increase suffered by Stepic, except, in each such case, in the ordinary course of business and consistent with past practice, (iv) any claims, liabilities or obligations of Stepic (whether absolute, accrued or contingent) paid, discharged or satisfied, other than the payment, discharge or satisfaction of claims, liabilities and obligations reflected or reserved against in Stepic Financial Statements or incurred in the ordinary course of business and consistent with past practice, (v) any guaranteed checks, notes or accounts receivable of Stepic that have been written off as uncollectible, except write-offs in the ordinary course of business and consistent with past practice,
         (vi) any write down of the value of any asset or investment on the books or records of Stepic, except for depreciation and amortization taken in the ordinary course of business and consistent with past practice, (vii) any cancellation of any debts owed to Stepic or waiver of any claims or rights of substantial value, or sale, transfer or other disposition of any properties or assets (real, personal or mixed, tangible or intangible) of substantial value, except, in each such case, in transactions in the ordinary course of business and consistent with past practice and which in any event do not exceed $50,000 in the aggregate, (viii) any single capital expenditure or commitment by Stepic in excess of $50,000 for additions to property or equipment, or aggregate capital expenditures and commitments in excess of $100,000 for additions to property or equipment, (ix) any transactions entered into by Stepic other than in the ordinary course of business, (x) any agreements to do any of the foregoing or (xi) any other events, developments or conditions of any character that have had or are reasonably likely to have a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of Stepic.

         Section 3.8. Legal Proceedings. There are no suits, actions, claims, proceedings or investigations pending, or, to the best knowledge of Stepic's Executives (as defined in Section 9.8 hereof), threatened against, relating to or involving Stepic (or any of its officers or directors as relating to Stepic) before any court, arbitrator or administrative or governmental body. All pending suits, actions, claims, proceedings or investigations relating to or involving Stepic (or any of its officers or directors) before any court, arbitrator or administrative or governmental body are adequately provided for in the Stepic Financial Statements. Stepic is not subject to any judgment, decree, injunction, rule or order of any court, nor is it subject to any governmental restriction, which is reasonably likely (i) to have an adverse effect on (x) the assets, liabilities, results of operations, financial condition, business or prospects of Stepic, or (y) the ability of Stepic or the Stepic Shareholders to execute and deliver this Agreement or to execute and deliver the transactions contemplated hereby; or (ii) to cause a material limitation on Purchaser's ability to operate the business of Stepic after the Closing.

         Section 3.9. Compliance with Law.

                  (a) Stepic has all material authorizations, approvals, licenses and orders of and from all governmental and regulatory offices, agencies, officers and bodies necessary to carry on its business as it is currently being conducted, to own or hold under lease the properties and assets it owns or holds under lease and to perform all of its obligations under all agreements to which it is a party (collectively, the "Material Licenses") and Stepic has been and is in compliance with all applicable laws, regulations and administrative orders of any country, state or municipality or of any subdivision thereof to which its business and its employment of labor or its use or occupancy of properties or any part thereof are subject, the failure to obtain or the violation of which would have a material adverse effect upon the assets, liabilities, results of operations, financial condition, business or prospects of Stepic. Section 3.9(a) of the Stepic Disclosure Letter sets forth a true and complete list of all Material Licenses. Stepic previously has delivered to Purchaser all reports and filings made or filed by Stepic pursuant to the Occupational Safety and Health Act.

                  (b) Stepic has been and is in compliance with all current and otherwise applicable statutes, rules, regulations, standards, guides or orders administered or issued by the Federal Food and Drug Administration ("FDA") and all other Federal, state, local or foreign governmental departments, regulatory agencies, authorities, commissions, boards or courts or other law, rule or regulation-making entities having regulatory authority over Stepic or its business (the "Authorities"). Stepic has not received any

         Notice of Adverse Findings, Warning Letters, Section 305 notices, subpoenas or other similar communications by any Authorities with respect to its business, and there have been no recalls, field notifications, alerts or seizures requested or threatened relating to its business that have not been handled by Stepic in accordance with FDA rules and regulations.

                  (c) Within the meaning of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder, Picheny is the only ultimate parent entity of Stepic, the total assets of Picheny are less than $100,000,000, and the annual net sales of Picheny are less than $100,000,000.

         Section 3.10. Stepic Material Contracts. Section 3.10 of the Stepic Disclosure Letter contains a true and complete list of the following, whether oral or written (hereinafter referred to as the "Stepic Material Contracts"):

                  (a) all bonds, debentures, notes, mortgages, indentures or guarantees to which Stepic is a party or by which Stepic or its assets are otherwise bound;

                  (b) all loans and credit commitments to Stepic that are outstanding, together with a brief description of such commitments and the name of each financial institution granting the same;

                  (c) all agreements, contracts and commitments between Stepic and each of its ten largest suppliers exclusive of oral purchasing commitments and pricing arrangements;

                  (d) all contracts or agreements which limit or restrict Stepic (or any of the individuals described in Section 3.12(a) hereof) from engaging in any business in any jurisdiction or that limit any third party from engaging in competition with Stepic; and

                  (e) all existing contracts and commitments (other than those described in subparagraphs (a), (b), or (d) of this Section 3.10, and contracts with Stepic's suppliers which resulted in sales to customers in 1997 in excess of $100,000, and any Scheduled Leases involving an annual commitment or annual payment by any party thereto of more than $100,000 individually).

         True and complete copies of all Stepic Material Contracts, including all amendments thereto, have been made available to Purchaser. The Stepic Material Contracts are valid and enforceable in accordance with their respective terms with respect to Stepic. Except for events or occurrences the consequences of which, individually or in the aggregate, would not have a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of Stepic, there is not under any of the Stepic Material Contracts any existing breach, default or event of default by Stepic or event that with notice or lapse of time or both would constitute a breach, default or event of default by Stepic, nor do the Stepic

Executives know of, and Stepic has not received notice of, or made a claim with respect to, any breach or default by any other party thereto. Section 3.10 of the Stepic Disclosure Letter contains an accurate description of any and all disagreements, complaints, disputes or defaults arising under or with respect to any Stepic Material Contract that could reasonably be expected to result in the termination of such Stepic Material Contract (or, in the case of a client of Stepic, a termination of such client's relationship with Stepic). The execution, delivery and performance of this Agreement by Stepic and the consummation of the transactions contemplated hereby will not, with the passing of time or giving of notice or both, violate or conflict with or constitute a breach of or default under, result in the loss of any material benefit under or give rise to a termination right under any Material Stepic Contract.

         Section 3.11. Tax Returns; Taxes. Stepic has duly filed all federal, state, local and foreign tax returns required to be filed by it, all such returns are accurate in all material respects, Stepic has duly paid all taxes (including any interest, penalties and additions to tax) which are due or payable pursuant to such returns and has no liability for unpaid taxes of any kind or nature whatsoever for any period ending before the date hereof other than those accrued on the Closing Balance Sheet. Stepic (and any predecessor of Stepic) has been a validly electing S corporation within the meaning of Code ss. 1361 and 1362 for federal and state income tax purposes since September 1, 1990 and Stepic will be an S corporation up to and including the Closing Date. Stepic will not be liable for any federal or state tax under Code ss. 1374 in connection with the deemed sale of Stepic's assets caused by a Section 338(h)(10) Election (as hereinafter defined). Stepic has not, in the past ten years, (A) acquired assets from another corporation in a transaction in which Stepic's tax basis for the acquired assets was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation which is a qualified subchapter S subsidiary. The liability for taxes reflected in the Closing Balance Sheet is sufficient for the payment of all unpaid taxes of Stepic, whether or not disputed, that are accrued or applicable for the period ended October 15, 1998 and for all years and periods ended prior thereto (without regard to any reserve for deferred taxes established to reflect timing differences between tax income and financial accounting income). All deficiencies asserted as a result of any examinations by the Internal Revenue Service or any other taxing authority have been paid, fully settled or adequately provided for in the Stepic Financial Statements. There are no pending claims asserted for taxes of Stepic or outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Stepic or outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Stepic for any period. Stepic has made all estimated income tax deposits and all other required tax payments or deposits and has complied for all prior periods in all material respects with the tax withholding provisions of all applicable federal, state, local and other laws. Stepic has made available to Purchaser true, complete and correct copies of its federal income tax returns, state and local income and sales tax returns and such other tax returns as it has been required to file. No claim has ever been made by any authority in a jurisdiction where Stepic does not file returns that it is or may be subject to taxation by that jurisdiction.

         Section 3.12. Officers, Directors and Employees. Section 3.12 of the Stepic Disclosure Letter contains (a) a true and complete list of all of the officers, directors and key employees of Stepic, specifying their office, and
(b) a true and complete list of all of the employees of Stepic as of the date hereof together with an appropriate notation next to the name of any employee on such list with whom Stepic has a written employment agreement or to whom Stepic has made verbal commitments which are binding on Stepic.

         Section 3.13. Employee Benefit Plans.

                  (a) Definition of Benefit Plans. For purposes of this Section 3.13, the term "Stepic Benefit Plan" means any plan, program, arrangement, fund, policy, practice or contract which, through which or under which Stepic or any Stepic ERISA Affiliate (as hereinafter defined) provides benefits or compensation to or on behalf of employees or former employees of Stepic or any Stepic ERISA Affiliate, whether formal or informal, whether or not written, including but not limited to the following:

                           (i) Arrangements - any bonus, incentive compensation,
                  stock option, deferred compensation, commission, severance pay, golden parachute or other compensation plan or rabbi trust;

                           (ii) ERISA Plans - any "employee benefit plan" (as
                  defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including, but not limited to, any multiemployer plan (as defined in Section 3(37) and Section 4001(a) (3) of ERISA), defined benefit plan, profit sharing plan, money purchase pension plan, 401(k) plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits; and

                           (iii) Other Employee Fringe Benefits - any stock
                  purchase, vacation, scholarship, day care, prepaid legal services, dependent care or other fringe benefit plans, programs, arrangements, contracts or practices.

                  (b) Stepic ERISA Affiliate. For purposes of this Section 3.13, the term "Stepic ERISA Affiliate" means each trade or business (whether or not incorporated) which together with Stepic is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

                  (c) Identification of Benefit Plans. Except for (i) those Stepic Benefit Plans identified in Section 3.13 of the Stepic Disclosure Letter, and (ii) Stepic Benefit Plans which have been terminated and with respect to which neither Stepic nor any Stepic ERISA Affiliate has any financial, administrative or other liability, obligation or responsibility, neither Stepic maintains, nor have they at any time established or maintained, nor have they at any time been obligated to make, or otherwise made, contributions to or under or otherwise participated in any Stepic Benefit Plan.

                  (d) MEPPA Liability/Post-Retirement Medical Benefits/Defined Benefit Plans/Supplemental Retirement Plans. Neither Stepic, nor any Stepic ERISA Affiliate maintains, or has at any time established or maintained, or has at any time been obligated to make, or made, contributions to or under any multiemployer plan (as defined in Section 3(37) and Section 4001(a) (3) of ERISA). Stepic does not maintain, nor has at any time established or maintained, nor has at any time been obligated to make, or made, contributions to or under (i) any plan which provides post-retirement medical or health benefits with respect to employees of Stepic, (ii) any organization described in Sections 501(c) (9) or 501(c) (20) of the Code, (iii) any defined benefit pension plan subject to Title IV of ERISA or (iv) any plan which provides retirement benefits in excess of the limitations of Section 401(a) (17), Section 401(k), Section 401(m), Section 401(g) or Section 415 of the Code.

                  (e) Compliance with Laws. Each Stepic Benefit Plan is in compliance with the provisions of all applicable laws including, but not limited to, ERISA and the Code with respect to the administration and documentation of said plan, in addition, all medical benefit plans are in compliance with the provisions of the Consolidated Omnibus Budget Reconciliation Act relating to the continuance of insurance coverage or benefit coverage and with the requirements of the Health Insurance Portability and Accountability Act.

                  (f) Qualified Status. Each Stepic Benefit Plan that is an employee benefit plan (within the meaning of Section 3(2) of ERISA) that is funded through a trust or insurance contract or is a welfare benefit plan (within the meaning of Section 3(1) of ERISA) funded through a trust has at all times satisfied in all material respects, by its terms and in its operation, all applicable requirements for an exemption from federal income taxation under Section 501(a) of the Code. Neither Stepic or any Stepic ERISA Affiliate maintains or has previously maintained a Stepic Benefit Plan which meets or was intended to meet the requirements of Section 401(a) of the Code.

                  (g) Legal Actions. There are no actions, audits, suits or claims which are pending or, to the knowledge of Stepic Executives (as hereinafter defined), threatened against any Stepic Benefit Plan, any fiduciary of any of Stepic Benefit Plans with respect to Stepic Benefit Plans or against the assets of any of Stepic Benefit Plans, except claims for benefits made in the ordinary course of the operation of such plans.

                  (h) Funding. Each of Stepic and each Stepic ERISA Affiliate has made full and timely payment of all amounts required to be contributed under the terms of each Stepic Benefit Plan and applicable law or required to be paid as expenses under such Stepic Benefit Plan and no excise taxes are assessable as a result of any nondeductible or other contributions made or not made to a Stepic Benefit Plan. The assets of all Stepic Benefit Plans which are required under applicable laws to be held in trust are in fact held in trust, and the assets of each such Stepic Benefit Plan equal or exceed the liabilities of each such plan. The liabilities of each other plan are properly and accurately reported on the financial statements and records of Stepic. The assets of each Stepic Benefit Plan are reported at their fair market value on the books and records of each plan.

                  (i) Liabilities. Neither Stepic nor any Stepic ERISA Affiliate is subject to any material liability, tax or penalty whatsoever to any person whomsoever as a result of Stepic's or any ERISA Affiliate's engaging in a prohibited transaction under ERISA or the Code, and Stepic Executives have no knowledge of any circumstances which reasonably might result in any such material liability, tax or penalty as a result of a breach of fiduciary duty under ERISA. No Stepic Benefit Plan has suffered any accumulated funding deficiency within the meaning of Section 302 of ERISA and Section 412 of the Code. There is no lien upon any property of Stepic or any Stepic ERISA Affiliate outstanding pursuant to Section 412(n) of the Code in favor of any Stepic Plan. No assets of Stepic or any Stepic ERISA Affiliate have been provided as security to any Stepic Plan pursuant to Section 401(a)
         (29) of the Code.

         Section 3.14. Labor Relations. Stepic is in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and Stepic is not engaged in any unfair labor or unlawful employment practice. There is no unlawful employment practice or discrimination charge pending before the Equal Employment Opportunity Commission ("EEOC"), EEOC recognized state "referral agency" or any other governmental agency. There is no unfair labor practice charge or complaint against Stepic pending before the National Labor Relations Board ("NLRB"). There is no labor strike, dispute, slowdown or stoppage actually pending or, to the best knowledge of Stepic Executives, threatened against or involving or affecting Stepic and no NLRB representation question exists respecting the employees of Stepic. No grievance or arbitration proceeding relating to the employees of Stepic is pending, and, to the knowledge of Stepic Executives, no written claim therefor exists with respect to any such employees. There is no collective bargaining agreement that is binding on Stepic.

         Section 3.15. Insurance. Section 3.15 of the Stepic Disclosure Letter sets forth a true and complete list of Stepic's current insurance policies and coverages (true and complete copies of which have been made available to Purchaser), including names of carriers, amounts of coverage and premiums thereof. Except as otherwise provided in Section 3.15 of the Stepic Disclosure Letter, all such insurance policies are in full force and effect, and all premiums, including retrospective premiums, retention amounts and other expenses related thereto due with respect to any period ending on or prior to the Closing Date have been timely paid or accrued, and Stepic has not received any, and to the knowledge of Stepic's Executives there is no threatened notice of cancellation with respect thereto. Stepic has not been refused any insurance by an insurance carrier to which it has applied for insurance during the last 5 years. There are no pending claims against such insurance by Stepic as to which insurers are defending under reservation of rights or have denied liability.

         Section 3.16. Software, Patents, Trademarks, Trade Names. Section 3.16 of the Stepic Disclosure Letter sets forth a true and complete list of (i) all computer software, patents, trademarks, trade names and registered copyrights owned by Stepic and used in connection with its business (collectively, the "Proprietary Intellectual Property") and (ii) all computer software, patents, trademarks, trade names, copyrights, technology and processes used by Stepic in connection with its business which are used pursuant to a license or other right granted by a third party (collectively, the "Licensed Intellectual Property", and together with the Proprietary Intellectual Property herein referred to as "Intellectual Property"). Stepic owns, or has the right to use pursuant to valid and effective agreements set forth in the Stepic Disclosure Letter, all Intellectual Property, and, all such rights shall be assigned and transferred to Purchaser in connection with the consummation of the transactions contemplated hereby. No claims are pending against Stepic by any person with respect to the use of any Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement relating to the same, and, to the knowledge of Stepic's Executives, the current use by Stepic of the Intellectual Property does not infringe on the rights of any third party. Section 3.16 of the Stepic Disclosure Letter sets forth a list of all jurisdictions in which Stepic is operating under a trade name, and each jurisdiction in which any such trade name is registered.

         Section 3.17. Subsidiaries. Except as set forth in Section 3.17 of the Stepic Disclosure Letter, there is no corporation, association, subsidiary, partnership, limited liability company or other entity of which Stepic owns or controls, or has in the past owned or controlled, directly or indirectly, more than 50% of the outstanding equity interests.

         Section 3.18. Transactions with Affiliates. No officer, director, Stepic Executive, or the spouse of any such person, or any entity in which any such person, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by all such persons) has any interest in: (i) any contract, arrangement or understanding with, or relating to, Stepic; (ii) any loan, arrangement, understanding, agreement or contract to or with Stepic; or (iii) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used by Stepic in the conduct of its business.

         Section 3.19. Brokers, Finders and Investment Bankers. Except as set forth in Section 3.19 of the Stepic Disclosure Letter (which shall be Stepic's sole responsibility), neither Stepic nor any of its respective officers, directors, partners or employees has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated hereby.

         Section 3.20. Year 2000 Performance and Compatibility. Schedule 3.20 of the Stepic Disclosure Letter sets forth a complete and accurate description of Stepic's Year 2000 compliance efforts to date.

         Section 3.21. Accounts Receivable. The accounts receivable of Stepic have arisen from bona fide transactions in the ordinary course of business consistent with past practice. All accounts receivable of Stepic reflected on the Stepic Financial Statements are, to the knowledge of Stepic's Executives, good and collectible at the aggregate recorded amounts thereof, net of any allowances for doubtful accounts reflected thereon, which reserves adequately cover such events and were calculated in a manner consistent with past practice and in accordance with generally accepted accounting principles.

         Section 3.22. Property.

                  (a) Stepic has good and valid title to or valid leasehold interests in its properties reflected in the Stepic Financial Statements or acquired after December 31, 1997 (other than properties sold or otherwise disposed of in the ordinary course of business), and all of such properties are held free and clear of all Liens and restrictions, except, with respect to all such properties, (a) mortgages and liens securing debt reflected as liabilities on the Financial Statements and (b) (i) liens for current taxes and assessments not in default, and (ii) mechanics', carriers', workmen's, repairmen's, statutory or common law liens either not delinquent or being contested in good faith.

                  (b) Section 3.22 of the Stepic Disclosure Letter sets forth a true and complete list of all leases and agreements of Stepic granting possession of or rights to real or personal property and involving an annual commitment or annual payment of more than $50,000 individually in the case of any real property and $50,000 individually in the case of any personal property (the "Scheduled Leases"). All such Scheduled Leases are in full force and effect and constitute the legal, valid, binding and enforceable obligations of Stepic. Stepic has physical possession of all real property, equipment and other assets that are covered by Scheduled Leases. There are no existing defaults of Stepic with respect to such Scheduled Leases, or of any of the other parties to such Scheduled Leases (or events or conditions which, with notice or lapse of time, or both, would constitute a default).

                  (c) The structures and equipment owned or leased by Stepic are in operating condition and are adequate for the uses to which they are being put, except for maintenance performed in the ordinary course of business.

                  (d) The rights, properties and other assets presently owned, leased or licensed by Stepic and reflected on the Stepic Financial Statements include all rights, properties and other assets necessary to permit Stepic to conduct its business in the same manner as presently conducted.

         Section 3.23. Assets. Schedule 3.23 of the Stepic Disclosure Letter sets forth a depreciation schedule for Stepic's assets.

         Section 3.24. Disclosure. No representation, warranty or covenant made by any of Stepic in this Agreement, the Stepic Disclosure Letter or the Exhibits attached hereto contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.


                                   ARTICLE 4.

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         With such exceptions as are set forth in a letter (the "Purchaser Disclosure Letter") delivered by Purchaser to Stepic prior to the execution hereof, Purchaser hereby represents and warrants to Stepic as follows:

         Section 4.1. Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

         Section 4.2. Authorization. Purchaser has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions provided for herein have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

         Section 4.3. Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated by this Agreement, and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the Articles of Incorporation or Bylaws of Purchaser, (ii) any contract, agreement, commitment or understanding to which Purchaser is a party or to which Purchaser or any of its respective properties is subject, (iii) any judgment, decree or order of any court or governmental authority or agency to which Purchaser is a party or by which Purchaser or any of its respective properties is bound, or (iv) any statute, law, regulation or rule applicable to Purchaser, so as to have, in the case of subsections (ii) through
(iv) above, a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of Purchaser. No consent, approval, order or authorization of, or registration, declaration or filing with, any government agency or public or regulatory unit, agency, body or authority with respect to Purchaser is required in connection with the execution, delivery or performance of this Agreement by Purchaser or the consummation of the transactions contemplated by this Agreement by Purchaser, the failure to obtain which would have a material adverse effect upon Purchaser and its subsidiaries taken as a whole.

         Section 4.4. Disclosure. No representation, warranty or covenant made by Purchaser in this Agreement, the Purchaser Disclosure Letter or the Exhibits hereto contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.


                                   ARTICLE 5.

                        CERTAIN COVENANTS AND AGREEMENTS

         Section 5.1. Conduct of Business by Stepic. From August 31, 1998 to the Closing Date, Stepic will, except as required in connection with the transactions contemplated by this Agreement and except as otherwise disclosed in Stepic's Disclosure Letter or consented to in writing by Purchaser:

                  (a) Carry on its business in the ordinary and regular course in substantially the same manner as heretofore conducted and not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment, except those in the ordinary and regular course of business and not otherwise prohibited under this
         Section 5.1;

                  (b) Exercise reasonable efforts to preserve intact the corporate existence, goodwill and business organization of Stepic, to keep the officers and employees of Stepic available to Purchaser and to preserve the relationships of Stepic with customers, suppliers and others having business relations with Stepic;

                  (c) Not (i) sell any of the material assets or properties of Stepic other than sales in the ordinary course of business consistent with past practice; (ii) acquire or enter into any agreement to acquire, by merger, consolidation or the purchase of stock or assets, any business or entity; (iii) create, incur or assume any indebtedness other than short-term indebtedness incurred in the ordinary course of business under existing lines of credit; (iv) grant, create, incur, or suffer to exist any Liens, (v) make any loans or advances to any other person, except in the ordinary course of business and consistent with past practice, or (vi) make any capital expenditure in excess of $50,000 in the case of any single expenditure or $100,000 in the case of all capital expenditures;

                  (d) Other than in the ordinary course of business and consistent with past practices, not enter into, modify or extend in any manner the terms of any employment, severance or similar agreements with officers, directors or key employees of Stepic nor grant or agree to grant (either in writing or verbally) any increase in the compensation of officers, directors or employees, whether now or hereafter payable, including any such increase pursuant to any option, bonus, stock purchase, pension, profit-sharing, deferred compensation, retirement or other plan, arrangement, contract or commitment;

                  (e) Use its reasonable efforts to maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that now maintained by Stepic;

                  (f) Use its reasonable efforts to continue to collect its accounts receivable and pay all accounts payable and similar obligations in the ordinary course of business and consistent with past practices;

                  (g) Use its reasonable efforts to maintain the supplies and inventory maintained by Stepic at levels which are consistent with the past practices of Stepic;

                  (h) Prepare and file all federal, state, local and foreign returns for taxes and other tax reports, filings and amendments thereto required to be filed by Stepic, and allow Purchaser, at its request, to review all such returns, reports, filings and amendments at Stepic's offices prior to the filing thereof, which review shall not interfere with the timely filing of such returns;

                  (i) Not amend any Stepic Benefit Plan, nor commit to make any amendment to any Stepic Benefit Plan or commit to continue any Stepic Benefit Plan or adopt any new Stepic Benefit Plan for the benefit of any employees;

                  (j) Neither change nor amend its Articles of Incorporation or Bylaws.

         Section 5.2. Efforts; Further Assurances; Cooperation. Subject to the other provisions of this Agreement, the parties hereto shall each use their reasonable, good faith efforts to perform their obligations herein and to take, or cause to be taken or do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain all regulatory approvals and satisfy all conditions to the obligations of the parties under this Agreement and to cause the transactions contemplated herein to be effected on or prior to October 15, 1998 in accordance with the terms hereof and shall cooperate fully with each other and their respective officers, directors, partners, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including without limitation:

                  (a) Stepic and Purchaser shall promptly make their respective filings and submissions and shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to obtain any required approval of any federal, state, or local governmental agency or regulatory body with jurisdiction over the transactions contemplated by this Agreement.

                  (b) In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person is commenced which questions the validity or legality of any of the transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement.

                  (c) Stepic shall give prompt written notice to the Purchaser of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of Stepic contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or that will or may result in the failure to satisfy any of the conditions specified in Article 6 hereof and (ii) any failure of any of Stepic, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any of them hereunder.

                  (d) Each of the parties hereto agrees that with respect to each item appearing on the Stepic Disclosure Letter and the Purchaser Disclosure Letter, Stepic and Purchaser, as the case may be, shall specifically reference a Section of this Agreement as to which such item relates and, if such disclosure is required by more than one Section of this Agreement, only one Section must be referenced for such disclosure.

                  (e) Subsequent to the Closing Date, Picheny shall use his best efforts to secure all necessary consents of third parties to the assignment to Purchaser of all Stepic Material Contracts and Scheduled Leases as set forth in the Stepic Disclosure Letter.

                  (f) Without the prior written consent of Purchaser, Stepic will not terminate any employee if such termination will result in the payments of any amounts pursuant to "change in control" provisions of any employment agreement or arrangement.

         Section 5.3. Public Announcements. The timing and content of all announcements regarding any aspect of this Agreement or the transactions contemplated hereby to the financial community, government agencies, employees or the general public shall be agreed upon among the parties hereto in advance (unless Stepic or Purchaser is advised by counsel that any such announcement or other disclosure not mutually agreed upon in advance is required to be made by law or applicable rule of the Nasdaq Stock Market and then only after making a reasonable attempt to comply with the provisions of this Section).

         Section 5.4. Books and Records. Purchaser agrees to exercise reasonable efforts to maintain and not to destroy the various books and records associated with the operation of Stepic prior to Closing which are delivered by Stepic to Purchaser at Closing for such period of time as is reasonably consistent with Purchaser's record retention policies or as may be required by applicable governmental rules, regulations or directives and to grant Stepic and its agents and representatives reasonable access to such books and records on or after the Closing Date as they shall reasonably request for bona fide purposes and for so long as such books and records are maintained pursuant to the provisions hereof.

         Section 5.5. Transition Services. On or prior to the Closing Date, Purchaser and Picheny shall have entered into a transition agreement substantially in the form attached hereto as Exhibit 5.5 (the "Transition Agreement").

         Section 5.6. Section 338(h)(10) Election. Stepic and each of Stepic Shareholders will join with Purchaser in making an election under Code ss. 338(h)(10) of the Code (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of the stock of Stepic hereunder (a "Section 338(h)(10) Election"). Stepic Shareholders will include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on their tax returns to the extent permitted by applicable law. Stepic Shareholders shall also pay any tax imposed on Stepic attributable to making the Section 338(h)(10) Election, including, but not limited to, (i) any tax imposed under Code ss. 1374, (ii) any tax imposed under Reg. ss. 1.338(h)(10)--1(e), or (iii) any state, local, or foreign tax imposed on Stepic's gain. Stepic Shareholders shall file tax returns for Stepic's S corporation period ending on the Closing Date and pay any taxes attributable to Stepic for the period then ending, including all federal, state and local income taxes. For purposes of the Section 338(h)(10) Election, the parties shall allocate the Purchase Price in accordance with the allocation set forth on
Schedule 5.6 hereof, and none of the parties will take a position which is inconsistent with such allocation. Stepic shall permit Stepic Shareholders to participate in the preparation of Stepic's New York City general corporation tax return for the calendar year 1998.

         Section 5.7. Further Assurances. From time to time after the Closing, at Purchaser's request, the Stepic Shareholders will execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Purchaser may reasonably request in order to transfer more effectively to Purchaser, the Stepic Stock. Each of the parties hereto will cooperate with the other and execute and deliver to the other such other instruments and documents and take such other actions as may be reasonably requested from time to time by any party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

         Section 5.8. Noncompetition Agreements. Following the Closing Date, Picheny shall use his best efforts to obtain from each of Stepic's sales representatives noncompetition and nondisclosure agreements in the form attached hereto as Exhibit 5.8.

         Section 5.9. Products Liability Insurance. Following the Closing Date, Purchaser shall allow Stepic to maintain its products liability insurance coverage as currently in effect.

         Section 5.10. Purchaser Covenant. Until the earlier to occur of (i) the Third Anniversary Date or (ii) the date on which the entire Purchase Price payable hereunder has been paid, Purchaser agrees not to sell any product competitive with products Stepic sells in any territory in which Stepic is the authorized distributor of such products.


                                   ARTICLE 6.

                                   CONDITIONS

         Section 6.1. Closing. The consummation of the transactions contemplated by this Agreement is herein referred to as the "Closing." The "Closing Date" shall be the date on which the Closing occurs. The Closing shall take place on or before October 15, 1998 at the offices of King & Spalding in New York, New York, or at such other time and location as the Purchaser and Stepic shall mutually agree; provided, however, that the Closing shall not take place until such time as the conditions to Closing set forth in this Article 6 shall have been satisfied.

         Section 6.2. Conditions to Each Party's Obligations. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the absence at the Closing of any (a) effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction to the effect that the transactions contemplated by this Agreement may not be consummated as herein provided, (b) proceeding or lawsuit by any governmental or regulatory agency for the purpose of obtaining any such injunction, writ or preliminary restraining order and (c) written notice from any such agency indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement.

         Section 6.3. Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

                  (a) Representations and Warranties. The representations and warranties of the Stepic Shareholders and Stepic set forth in Articles 2 and 3, respectively, of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

                  (b) Performance of Obligations of Stepic. Stepic and the Stepic Shareholders shall have performed in all material respects all covenants and agreements required to be performed by him, her or it under this Agreement.

                  (c) Opinion of Stepic's Counsel. Purchaser shall have received an opinion of Mandell Freedman & Mandell, dated the Closing Date, substantially in the form attached hereto as Exhibit 6.3(c).

                  (d) Authorization of Transaction. All corporate action necessary by Stepic to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

                  (e) Consents. All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on (i) the business of Purchaser or Stepic following the Closing, or (ii) the ability of Stepic to consummate the transactions contemplated by this Agreement.

                  (f) Certificates. Stepic shall furnish Purchaser with a certificate as to compliance with the conditions set forth in Sections 6.3(a), (b) and (d).

                  (g) Transition Agreement. Stepic shall have executed the Transition Agreement in the form attached hereto as Exhibit 5.5.

                  (h) Employment Agreements. Each of Picheny, Fuchs and Selby shall have entered into employment agreements in the form attached hereto as Exhibit 6.3(h).

         Section 6.4. Conditions to Obligations of Stepic. The obligations of Stepic to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

                  (a) Representations and Warranties. The representations and warranties of Purchaser set forth in Article 4 of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

                  (b) Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement.

                  (c) Opinion of Purchaser Counsel. Stepic shall have received an opinion of King & Spalding, Counsel for Purchaser, dated the Closing Date, substantially in the form attached hereto as Exhibit 6.4(c).

                  (d) Authorization of Transaction. All corporate action necessary by Purchaser to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

                  (e) Consents. All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

                  (f) Certificates. Purchaser shall furnish Stepic with a certificate of their appropriate officers as to compliance with the conditions set forth in Sections 6.3(a), (b) and (d).

                  (g) Transition Agreement. Purchaser shall have executed the Transition Agreement in the form attached hereto as Exhibit 5.5.

                  (h) Letter of Credit. Purchaser's lender shall have issued a stand-by letter of credit to Stepic securing payment of the Purchase Price under Sections 1.2(b), 1.26(c) and 1.2(d).

                                   ARTICLE 7.

                                   TERMINATION

         Section 7.1. Termination and Abandonment. This Agreement may be terminated at any time prior to the Closing:

                  (a) by mutual agreement of the Boards of Directors of Purchaser and Stepic;

                  (b) by Stepic, if the conditions set forth in Sections 6.2 and
         6.4 hereof shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Purchaser on or before October 31, 1998; and

                  (c) by Purchaser, if the conditions set forth in Sections 6.2 and 6.3 hereof shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Stepic on or before October 31, 1998.

         Section 7.2. Specific Performance and Other Remedies. The parties hereto each acknowledge that the rights of each party to consummate the transactions contemplated hereby are special, unique and of extraordinary character, and that, in the event that any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at law. The parties each agree, therefore, that in the event that either party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party or parties may, subject to the terms of this Agreement and in addition to any remedies at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

         Section 7.3. Effect of Termination. In the event of termination of this Agreement pursuant to this Article 7, this Agreement shall forthwith become void and there shall be no liability on the part of any party or its respective officers, directors, partners or stockholders, except for obligations under
Section 5.3, Section 9.14 and this Section 7.3, all of which shall survive the termination. Notwithstanding the foregoing, nothing contained herein shall relieve any party from liability for any breach of any covenant or agreement in this Agreement prior to termination.

                                   ARTICLE 8.

                                 INDEMNIFICATION

         Section 8.1. Indemnification Obligations of Stepic Shareholders. From and after the Closing, the Stepic Shareholders shall, severally and not jointly, indemnify and hold harmless Purchaser and Stepic, each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Purchaser Indemnified Parties") from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and other judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to: (a) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any Purchaser Indemnified Party that relate to Stepic to the extent the principal event giving rise thereto occurred prior to the Closing Date or which result from or arise out of any action or inaction prior to the Closing Date of Stepic or any affiliate, officer, director, partner, employee, agent, representative or subcontractor of Stepic; (b) any breach of any representation, warranty, covenant, agreement or undertaking made by Stepic in this Agreement or in any certificate, agreement, exhibit, schedule or other writing delivered by Stepic to Purchaser in connection with the matters contemplated hereby or pursuant to the provisions hereof (collectively, the "Stepic's Ancillary Documents"); (c) any fraud, willful misconduct, bad faith or any intentional breach of any representation, warranty, covenant, agreement or undertaking made by Stepic or the Stepic Shareholders in this Agreement or Stepic's Ancillary Documents; (d) any losses relating to or in any manner arising out of any claim pursuant to any statutes, regulations and ordinances relating to the protection of human health and the environment (i) governing the operations of Stepic prior to the Closing Date or (ii) existing as of the Closing Date, at any real property owned, leased, occupied or used by Stepic including, without limitation, any items identified in that certain Phase I Environmental Site Assessment (C.E.S. File #960320), dated October 29, 1996, for Stepic's location at 37-31 30th Street, Long Island City, New York and that certain Phase I Environmental Site Assessment (C.E.S. File #960321), dated October 29, 1996, for Stepic's location at 37-37 30th Street, Long Island City, New York; (e) any losses or costs incurred by Stepic for Stepic's failure to be qualified to do business in Connecticut, Maine, Massachusetts, New Hampshire, New Jersey, Rhode Island or Vermont, provided, that this Section 8.1(e) shall not apply to the extent Stepic Shareholders deliver a good standing certificate to Purchaser within ten days of the Closing Date stating that Stepic is in good standing in such state as of the Closing Date; or (f) any losses incurred by Stepic as a result of any Stepic guaranty of any of Picheny's personal debt. The claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages of the Purchaser Indemnified Parties described in this Section 8.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as "Purchaser Losses" and, together with Purchaser Losses, "Damages."

         Section 8.2. Indemnification Obligations of Purchaser. From and after the Closing, Purchaser shall indemnify and hold harmless the Stepic Shareholders and their respective agents and representatives, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Stepic Indemnified Parties") from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and other judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to: (a) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any Stepic Indemnified Party that relate to the Purchaser or Stepic to the extent the principal event giving rise thereto occurred after the Closing Date or which result from or arise out of any action or inaction after the Closing Date of the Purchaser or any affiliate, officer, director, partner, employee, agent, representative or subcontractor of Purchaser; (b) any breach of any representation, warranty, covenant, agreement or undertaking made by Purchaser in this Agreement or in any certificate, agreement, exhibit, schedule or other writing delivered by Purchaser to Stepic in connection with the matters contemplated hereby or pursuant to the provisions hereof (the "Purchaser Ancillary Documents"); or (c) any fraud, willful misconduct, bad faith or any intentional breach of any representation, warranty, covenant, agreement or undertaking made by Purchaser in this Agreement or the Purchaser Ancillary Documents. The claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages of Stepic Indemnified Parties described in this
Section 8.2 as to which Stepic Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as "Stepic Losses" and, together with Purchaser Losses, "Damages."

         Section 8.3. Indemnification Procedure.

                  (a) Promptly after receipt by a Purchaser Indemnified Party or a Stepic Indemnified Party (hereinafter collectively referred to as an "Indemnified Party") of notice by a third party of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought hereunder, such Indemnified Party shall notify Purchaser or Stepic, whoever is the appropriate indemnifying party hereunder (the "Indemnifying Party"), of such complaint or of the commencement of such action or proceeding; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from liability for such claim arising otherwise than under this Agreement and such failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability which the Indemnifying Party may have hereunder with respect to such claim if, but only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, to assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to the Indemnified Party, in either case in a timely manner, then such Indemnified Party may employ counsel to represent or defend it in any such action or proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single action or proceeding. In any action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party's own expense. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any action the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such action.

                  (b) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (i) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim and
         (ii) the Indemnifying Party is not contesting the matter in good faith. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party's respective affiliates.

                  (c) In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party. Such notice shall specify the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) business days of the final determination of the merits and amount of such claim, the Indemnifying Party shall deliver to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

         Section 8.4. Claims Period. Except as provided in this Section 8.4, no claim for indemnification under this Agreement may be asserted by an Indemnified Party after the expiration of the appropriate claims period (the "Claims Period") which shall commence on the

Closing Date and shall terminate on the earlier of (i) March 15, 2000 or (ii) the date of issuance of the Purchaser's audit report for the fiscal year ended December 31, 1999; provided, however, that the Claims period with respect to Purchaser Losses (i) arising under Sections 8.1(d), 8.1(e) and 8.1(f), (ii) arising out of the breach of any representations and warranties set forth in Sections 2.2, 3.4 and 3.11 and (iii) arising out of the breach of the covenant contained in Section 5.6 of this Agreement, shall commence on the date hereof and shall survive and remain in effect without limitation, except as limited by law; provided, further, however, that if prior to the close of business on the last day of the Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, the basis of such claim shall continue to survive with respect to such claim and shall remain a basis for indemnity hereunder with respect to such claim until such claim is finally resolved or disposed of in accordance with the terms hereof.

         Section 8.5. Liability Limits. Notwithstanding anything to the contrary set forth herein:

                  (a) Stepic Shareholders shall be liable to Purchaser Indemnified Parties and Purchaser shall be liable to Stepic Indemnified Parties for Damages only to the extent that any such Damages exceed, in the aggregate, Two Hundred Thousand Dollars ($200,000) (the "Basket Amount"); provided, however, that Damages arising under or pursuant to Sections 2.2, 3.4, 3.11, 5.6, 8.1(d), 8.1(e) and 8.1(f) shall not be subject to the Basket Amount, nor shall the amount of any such Damages or indemnification be included in determining whether such Basket Amount has been reached.

                  (b) The indemnification obligations of Stepic Shareholders or Purchaser hereunder shall not exceed the $5,000,000 (the "Cap Amount"); provided, however, that any Damages arising under or pursuant to Sections 2.2, 3.4, 3.11, 5.6, 8.1(d), 8.1(e) and 8.1(f) shall not be subject to the Cap Amount and there shall be no limitation on the indemnification obligations of Stepic Shareholders or Purchaser with respect to Damages or indemnification arising under or pursuant to such Sections.

         Section 8.6. Disputes.

                  (a) Purchaser shall be entitled to offset (the "Offset") any amount which it is owed by Stepic Shareholders under this Article 8 against any sum which it owes Stepic Shareholders under this Agreement.

                  (b) If Stepic Shareholders fail to object to the calculation of the Offset as set forth in a written notice from Purchaser to Stepic Shareholders describing such Offset, then such Offset set forth therein shall be deemed to constitute the final and binding Offset for the purposes hereof. In connection with such written notice, Purchaser agrees to provide Stepic Shareholders with copies of material documents utilized by Purchaser in arriving at its basis for the Offset and substantiation of the amount of such Offset. If

         Stepic Shareholders provide Purchaser with a written objection to the calculation of the Offset as set forth in such written notice within 30 days of the receipt thereof, then Stepic Shareholders and Purchaser shall negotiate in good faith for a period not to exceed 30 days to resolve such dispute and reach agreement upon the final and binding calculation of the Offset. If, at the end of such 30-day negotiation period, Stepic Shareholders and Purchaser shall have failed to resolve such a dispute and to reach agreement upon the proper calculation of the Offset, then Stepic Shareholders and Purchaser shall pursue, at their election, remedies available at law.

                  (c) All such monies in dispute shall be held in escrow in an interest-bearing account by a United States bank reasonably acceptable by the parties hereto pursuant to an escrow agreement reasonably acceptable by the parties thereto pending resolution of the matters set forth herein.

         Section 8.7. Jurisdiction and Forum.

                  (a) By the execution and delivery of this Agreement, each Indemnifying Party irrevocably designates and appoints each of the parties set forth under its name below as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to this Agreement all of which must be instituted in federal court in the State of New York.

                                    STEPIC SHAREHOLDERS:

                                    Dennis Mandell, Esq.
                                    Mandell Freedman & Mandell
                                    60 East 42nd Street, Suite 2112
                                    New York, New York 10165

                                    with a copy to:

                                    Benjamin Raphan, Esq.
                                    Tenzer Greenblatt LLP
                                    405 Lexington Avenue
                                    New York, New York 10174

                                    PURCHASER:

                                    Jon R. Harris, Jr., Esq.
                                    King & Spalding
                                    191 Peachtree Street, N.E.
                                    Suite 4600
                                    Atlanta, Georgia 30303-1763

                  In addition, each party agrees that service of process upon the above-designated parties shall be deemed in every respect effective service of process upon such Indemnifying Party in any such suit or proceeding. Each such Indemnifying Party further agrees to take any and all action reasonably requested by an Indemnified Party, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of the above-designated parties in full force and effect so long as this Agreement shall be in effect. The foregoing shall not limit the rights of any party to serve process in any other manner permitted by law.

                  (b) To the extent that any Indemnifying Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, each Indemnifying Party hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

                  (c) The parties hereto hereby agree that the only appropriate forum and venue for any disputes between any of the parties hereto arising out of this Agreement shall be any federal court in the State of New York and each of the parties hereto hereby submits to the personal jurisdiction of any such court. The foregoing shall not limit the rights of any party to obtain execution of judgment in any other jurisdiction. The parties further agree, to the extent permitted by law, that a final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.


                                   ARTICLE 9.

                            MISCELLANEOUS PROVISIONS

         Section 9.1. Notices. All notices, communications and deliveries hereunder shall be made in writing signed by the party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be deemed given or made on the date delivered if delivered in person, on the date initially received if delivered by telecopy transmission followed by registered or certified mail confirmation, on the date delivered if delivered by a nationally recognized overnight courier service or on the third (3rd) business day after it is mailed if mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid) as follows:

         To Purchaser:

                  Horizon Medical Products, Inc.
                  4200 Northside Parkway
                  Building 7
                  Atlanta, Georgia 30327-1000
                  Attn: Marshall B. Hunt
                  Telecopy No.:  (404) 264-2611

         with a copy to:

                  King & Spalding
                  191 Peachtree Street
                  Atlanta, Georgia 30303
                  Attn:  Jon R. Harris, Jr., Esq.
                  Telecopy No.: (404) 572-5146

                  Slaughter & Virgin
                  Suite 1110
                  400 Colony Square
                  1201 Peachtree Street, N.E.
                  Atlanta, Georgia  30361
                  Attn:  Nathaniel G. Slaughter, III, Esq.
                  Telecopy No.: (404) 872-7879

         To Stepic:

                  Stepic Medical, Inc.
                  37-31 30th Street
                  Long Island City, New York 11101
                  Attn:  Steven Picheny
                  Telecopy No.: (718) 784-0828

         with a copy to:

                  Mandell Freedman & Mandell
                  60 East 42nd Street, Suite 2112
                  New York, New York 10165
                  Attention:  Dennis Mandell, Esq.
                  Telecopy No.: (212) 808-9769

         To the Stepic Shareholders:

                  Stepic Medical, Inc.
                  37-31 30th Street
                  Long Island City, New York 11101
                  Attn:  Howard Fuchs
                  Telecopy No.: (718) 784-0828

         with a copy to:

                  Tenzer Greenblatt LLP
                  405 Lexington Avenue
                  New York, New York 10174
                  Attention:  Benjamin Raphan, Esq.
                  Telecopy No.: (212) 885-5001

or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing.

         Section 9.2. Disclosure Letters and Exhibits. The recitals at the forefront of this Agreement, the Stepic Disclosure Letter and the Purchaser Disclosure Letter and all Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

         Section 9.3. Computation of Time. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in Atlanta, Georgia are closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.

         Section 9.4. Assignment; Successors in Interest. No assignment or transfer by Purchaser, Stepic, or the Stepic Shareholders of their respective rights and obligations hereunder shall be made except with the prior written consent of the other parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns, and any reference to a party hereto shall also be a reference to a permitted successor or assign.

         Section 9.5. Investigations; Representations and Warranties. The representations and warranties of Stepic, the Stepic Shareholders and Purchaser set forth in this Agreement shall not be extinguished by the Closing and shall survive the Closing Date until the earlier of (i) March 15, 2000 or (ii) the date of issuance of Purchaser's audit report for the fiscal year ended December 31, 1999; provided, however, that the representations and warranties of Stepic and the Stepic Shareholders set forth in Sections 2.2, 3.4, and 3.11 shall survive without limit.

Notwithstanding anything to the contrary set forth in this Section 9.5, (i) the covenants, agreements and undertakings of Stepic, the Stepic Shareholders and Purchaser set forth herein shall survive the Closing and shall remain in full force and effect until duly satisfied or performed by the appropriate party hereto and (ii) this Section 9.5 shall not limit or restrict Purchaser's, the Stepic Shareholders' or Stepic's remedy against the other or any other person for fraud, willful misconduct or bad faith. The respective representations and warranties of Purchaser, the Stepic Shareholders and Stepic contained herein or in any certificate, or other document delivered by any party prior to Closing shall not be deemed waived or otherwise affected by any investigation made by a party hereto.

         Section 9.6. Number; Gender. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders.

         Section 9.7. Captions. The titles, captions and table of contents contained in this Agreement are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Exhibits are references to Exhibits to this Agreement and Stepic's Disclosure Letter and the Purchaser Disclosure Letter.

         Section 9.8. Stepic Executives; Knowledge. As used in this Agreement, the terms "the best knowledge of Stepic's Executives," "known to Stepic Executives" or words of similar import used herein with respect to Stepic, its business, assets or properties, shall mean the actual knowledge of Stepic Executives (as hereinafter defined). The "Stepic Executives" shall consist of Picheny, Fuchs and Selby.

         Section 9.9. Controlling Law; Integration; Amendment.

                  (a) This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without reference to that state's choice of law rules. This Agreement and the documents and agreements delivered pursuant hereto supersede all negotiations, agreements and understandings among the parties with respect to the subject matter hereof and constitute the entire agreement among the parties hereto.

                  (b) This Agreement may be amended by the parties hereto by or pursuant to action duly and property taken by each of them. Without limiting the foregoing, this Agreement may not be amended, modified or supplemented except by written agreement executed by each of the parties hereto.

         Section 9.10. Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereto waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

         Section 9.11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

         Section 9.12. Enforcement of Certain Rights. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation other than the parties hereto, and their successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such person, firm or corporation being deemed a third party beneficiary of this Agreement.

         Section 9.13. Waiver. At any time prior to the Closing, the parties hereto, by or pursuant to action duly and properly taken by each of them, may, to the extent legally permitted: (i) extend the time for the performance of any of the obligations or other acts of any other party, provided the party so extending is the party hereunder for whom such obligation or act so extended was to be performed; (ii) waive any inaccuracies in the representations or warranties of any other party contained in the Agreement or in any document or certificate delivered pursuant hereto, provided the party so waiving is the Party hereunder for whom such representation or warranty was made; (iii) waive compliance or performance by any other party with any of the covenants, agreements or obligations of such party contained herein, provided the party so waiving such compliance or performance is the party hereunder for whom such covenant, agreement or obligation was to be performed; and (iv) waive the satisfaction of any condition that is precedent to the performance by the party so waiving of any of its obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by one party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

         Section 9.14. Fees and Expenses. Except as otherwise provided herein Purchaser shall pay its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, but not limited to, the fees, costs and expenses of its accountants and counsel. Except as otherwise provided herein, each Stepic Shareholder shall pay its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, but not limited to, the fees, costs and expenses of its accountants and counsel.

         Section 9.15. Best Efforts. For purposes of this Agreement, use of the term "best efforts" shall not require any party to expend in the aggregate an amount in excess of $1,000.

         Section 9.16. Non-Stepic Assets. Purchaser hereby acknowledges that all furniture and decorations in Picheny's office at Stepic are the sole property of Picheny and are not part of the transaction included herein.



                      - SIGNATURES ON THE FOLLOWING PAGE -

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date first above written.


                                        HORIZON MEDICAL PRODUCTS, INC.


                                        By: ____________________________________
                                            William E. Peterson, Jr.
                                            President


                                        STEPIC CORPORATION


                                        By: ____________________________________
                                            Steven Picheny
                                            President


                                        THE STEPIC SHAREHOLDERS:


                                        By: ____________________________________
                                            Steven Picheny


                                        By: ____________________________________
                                            Howard Fuchs


                                        By: ____________________________________
                                            Christine Selby